Exhibit 5.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of POET Technologies, Inc. on Amendment No. 1 to Form F-10 (File no. 333-280553) of our report dated March 15, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of POET Technologies, Inc. as of December 31, 2023, 2022 and 2021 and for the years ended December 31, 2023, 2022 and 2021 and our report dated March 15, 2024 with respect to our audit of internal control over financial reporting of POET Technologies, Inc. as of December 31, 2023 appearing in the Annual Report on Form 20-F of POET Technologies, Inc. for the year ended December 31, 2023. We were dismissed as auditors on April 22, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Hartford, CT

September 6, 2024